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                                                                    EXHIBIT 12.1

                          WESTERN WIRELESS CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

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
                                                                                                                THREE MONTHS ENDED
                                                                     YEAR ENDED DECEMBER 31,                         MARCH 31,
                                             -----------------------------------------------------------------  ------------------
                                                1999          2000          2001          2002          2003             2004
                                             ---------      --------    ----------     ---------      --------  ------------------
Income (loss) from continuing
operations before provision for income
taxes and cumulative change in
accounting principle                         $ (48,121)     $ 65,406    $ (143,564)    $ (92,050)     $ 36,904         $ 39,742

Adjust for:
   Minority interests in net income
   (loss) of consolidated subsidiaries          (1,610)       (2,058)      (18,967)       (8,408)       (4,717)           2,461
   Equity in net (income) loss of
   unconsolidated affiliates, net of tax        14,529          (658)        7,772        (4,219)       (2,750)          (1,236)
                                             ---------      --------    ----------     ---------      --------         --------

Income (loss) from continuing
operations before provision for income taxes,
cumulative change in accounting
principle, minority interests in
consolidated subsidiaries and income
(loss) from equity investees                   (35,202)       62,690      (154,759)     (104,677)       29,437           40,967

Add:
   Fixed charges                                99,993       152,229       163,353       158,791       158,719           34,256
   Amortization of capitalized interest                                        125           425           613              156

Deduct:
   Interest capitalized                                                     (1,500)       (2,100)         (150)
   Minority interest in pre-tax income
   of subsidiaries that have not incurred
   fixed charges                                                 488          (616)         (104)          (17)          (2,621)
                                             ---------      --------    ----------     ---------      --------         --------

      Earnings                               $  64,791      $215,407    $    6,603     $  52,335      $ 188,602        $ 72,758
                                             =========      ========    ==========     =========      =========        ========

Fixed Charges:
   Interest and financing expense, net       $  99,993      $152,229    $  161,853     $ 156,691      $ 158,569        $ 34,256
   Interest capitalized                                                      1,500         2,100           150
                                             ---------      --------    ----------     ---------      --------         --------
      Fixed Charges                          $  99,993      $152,229    $  163,353     $ 158,791      $ 158,719        $ 34,256
                                             =========      ========    ==========     =========      =========        ========

Ratio of earnings to fixed charges                0.65          1.42          0.04          0.33          1.19             2.12
                                             =========      ========    ==========     =========      =========        ========

Deficiency of earnings to cover fixed
charges                                      $ (35,202)     $     --    $ (156,750)    $(106,456)     $      --        $     --
                                             ---------      --------    ----------     ---------      ---------        --------
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